Exhibit 10.1

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

BY AND AMONG

RENTECH, INC.

AND

EACH OF THE INVESTORS LISTED ON SCHEDULE 1.1 HERETO

Dated as of April 9, 2014

i

ii

SCHEDULES

Schedule 1.1	Investors; Purchased Shares

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Articles of Amendment
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Opinion of Latham & Watkins LLP
Exhibit E	Form of Opinion of Holland & Hart LLP
Exhibit F	Form of Exemption Letter
Exhibit G	Disclosure Schedule

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SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT dated as of April 9, 2014 (this “Agreement”) is among Rentech, Inc., a Colorado corporation (the “Company”), each of the investors listed on Schedule 1.1 (each, a “Purchaser” and collectively, the “Purchasers”) and GSO Capital Partners LP, a Delaware limited partnership, in its capacity as the Purchasers’ Representative (the “Purchasers’ Representative”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

The Purchasers desire to purchase, severally and not jointly, from the Company, and the Company desires to issue and sell to the Purchasers, an aggregate of 100,000 shares (the “Purchased Shares”) of the Company’s Series E Convertible Preferred Stock, par value $10.00 per share (the “Series E Preferred Stock”), on the terms and subject to the conditions hereinafter set forth.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1 Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing each Purchaser shall purchase, severally and not jointly, and the Company shall issue and sell to each Purchaser, that number of Purchased Shares set forth next to such Purchaser’s name on Schedule 1.1. The purchase price per Purchased Share is $980 and the Original Issue Price (as defined in the Articles of Amendment) per Purchased Share is $1,000. The aggregate purchase price for the Purchased Shares to be paid by each Purchaser is set forth next to such Purchaser’s name on Schedule 1.1. The Series E Preferred Stock shall have the rights, powers, preferences and privileges set forth in the Articles of Amendment to the Articles of Incorporation (the “Articles of Amendment”) attached as Exhibit B.

Section 1.2 Closing. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the issuance, sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 3rd Ave, New York, New York 10022, at 10:00 A.M., on the date of this Agreement subject the satisfaction or waiver of all of the conditions set forth in Article V, or such other time and place as the Company and the Purchasers may agree. The date on which the Closing is to occur is herein referred to as the “Closing Date.” At the Closing, (a) the Company will deliver to each Purchaser one or more duly executed certificates, dated as of the Closing Date, issued in such Purchaser’s name and bearing the appropriate legends as hereinafter provided for, representing all of the Purchased Shares set forth next to such Purchaser’s name on Schedule 1.1 (the “Certificates”), and (b) each Purchaser shall pay to the Company the full purchase price set forth next to such Purchaser’s name on Schedule 1.1 for such Purchased Shares by wire transfer of immediately available funds to an account designated in writing by the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the Purchasers as set forth in this Article II except (a) with respect to the representations and warranties set forth in Section 2.8 through Section 2.14, as set forth in the SEC Documents filed by the Company with the SEC on or after January 1, 2013 (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings) and (b) with respect to each of the representations and warranties in this Article II, as set forth on Exhibit G (the “Disclosure Schedule”) (all such exceptions disclosed in the Disclosure Schedule being numbered to correspond to the applicable Section of this Article II, provided, however, that any such exception shall be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure).

Section 2.1 Organization and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, partnership or other entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate, limited liability company, partnership or other entity power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified and in good standing to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2 Authorization, Etc.

(a) The Company, and each Subsidiary of the Company that is a party thereto, has all necessary corporate, limited liability company, partnership or other applicable entity power and authority to execute and deliver this Agreement and the Registration Rights Agreement, the Articles of Amendment, the Put Option Agreements, the Pledge Agreement, the Director Indemnification Agreements and the Darkstone LLC Agreement (collectively, the “Related Agreements”), carryout its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby (including duly filing the Articles of Amendment with the Secretary of State of the State of Colorado, duly and validly issuing, selling and delivering the Purchased Shares and duly and validly reserving, issuing and delivering the Conversion Shares). The execution, delivery and performance by the Company of this Agreement and by the Company and its Subsidiaries of the Related Agreements and the consummation of the transactions contemplated hereby and thereby (including the due filing of the Articles of Amendment with the Secretary of State of the State of Colorado, the due and valid authorization, issuance, sale and delivery of the Purchased Shares and the due and valid reservation, issuance and delivery of the Conversion Shares) have been duly authorized by all necessary corporate, limited liability, partnership or other applicable entity action on the part of the Company and its Subsidiaries, and no further approval or authorization is required therefor on the part of the Company or its Subsidiaries. The authorization, execution, delivery and performance by the Company of this Agreement, and by the Company and its Subsidiaries of the Related Agreements, and the consummation by the Company and such Subsidiaries of the transactions contemplated hereby and thereby, including the filing of the Articles of Amendment and the issuance of the Purchased Shares and the Conversion Shares: (a) do not and will not violate, conflict with, or result in the breach of any term, condition or provision of the Articles of Incorporation or Bylaws or any organizational documents of the Company’s Subsidiaries; and (b) with such exceptions that have not had, and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, do not and will not (whether with or without notice or lapse of time or both) (i) violate any provision of or constitute or result in a breach or default under, the termination of, acceleration of the performance required by, or result in any payment obligations under, or result in a right of termination, acceleration or payment under, any material mortgage, credit or loan agreement, note, bond, indenture, deed of trust, license, lease, contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or is bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, including as a result of any change of control or similar provision; (ii) violate any provision of any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries; (iii) violate any provision of any applicable state, federal or local law, rule or regulation; or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, non-renewal or forfeiture of any franchise, permit or license or other right granted by any Governmental Authority to the Company or any of its Subsidiaries. This Agreement has been duly executed and delivered by the Company and the Related Agreements have been duly executed and delivered by the Company and the Subsidiaries of the Company party thereto. Assuming due execution and delivery thereof by each of the other parties (other than the Company or any of its Subsidiaries) hereto or thereto, this Agreement and the Related Agreements will each be a valid and binding obligation of the Company or a Subsidiary of the Company enforceable against the Company or such Subsidiary in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 2.3 Government Approvals. No consent, approval or authorization of, or filing with, any Governmental Authority or securities exchange or securities market is or will be required on the part of the Company or any of the Company’s Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements, or in connection with the issuance of the Purchased Shares or the Conversion Shares, except for (a) the filing of the Articles of Amendment with the Secretary of State of the State of Colorado; (b) those which have already been made or granted; (c) the filing of a Form D and a current report on Form 8-K with the SEC; (d) filings with applicable state securities commissions; or (e) the listing of the Conversion Shares with the Nasdaq Stock Market.

Section 2.4 Authorized and Outstanding Stock.

(a) The authorized capital stock of the Company consists of 450,000,000 shares of common stock, $.01 par value per share (“Common Stock”) and 1,000,000 shares of preferred stock, par value $10.00 per share (“Preferred Stock”). Of such Preferred Stock, (i) 90,000 shares have been designated as Series A Convertible Preferred Stock of which no shares are issued or outstanding, (ii) 500,000 shares have been designated as Series 1998-C Participating Cumulative Preferred Stock of which no shares are issued or outstanding, (iii) 45,000 shares have been designated as Series D Junior Participating Preferred Stock of which no shares are issued or outstanding and (iv) upon the filing of the Articles of Amendment with the Secretary of State of the State of Colorado, 100,000 shares of Preferred Stock will be designated as the Series E Preferred Stock. Each share of Common Stock is accompanied by a right to acquire Common Stock or Preferred stock of the Company under the Tax Benefit Preservation Plan.

(b) As of April 8, 2014, (i) 227,565,465 shares of Common Stock were issued and outstanding, (ii) 14,739,028 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options or the vesting of unvested restricted stock awards, restricted stock units and performance share awards issued pursuant to the Stock Plans or the vesting of unvested restricted stock units not issued pursuant to a Stock Plan and (iii) 1,250,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants (the “Warrants” and such shares of Common Stock, the “Warrant Shares”).

(c) All of the issued and outstanding shares of Common Stock of the Company are duly and validly authorized and validly issued and fully paid and non-assessable and were issued in compliance with applicable state and federal securities laws and any rights of third parties. The Purchased Shares have been duly and validly authorized, and when issued and delivered pursuant to this Agreement, the Purchased Shares will be duly and validly issued and fully paid and non-assessable and will have the rights, preferences, powers, priorities, restrictions, limitations and qualifications set forth in the Articles of Amendment. The shares of Common Stock issuable upon conversion of the Purchased Shares (the “Conversion Shares”) have been duly and validly reserved for issuance and, when issued upon conversion thereof in accordance with the terms of the Articles of Amendment, will be duly and validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws and this Agreement and the Registration Rights Agreement. When issued and delivered in accordance with the terms hereof, the Purchased Shares will not be subject to any preemptive right or restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws or pursuant to this Agreement, and will be free and clear of all liens imposed by or through the Company.

(d) Except for the Purchased Shares, this Agreement and the Related Agreements, and except as described in Section 2.4(b) above: (i) no subscription, warrant, option, convertible security, conversion right, rights of first refusal, preferential purchase right or similar right issued by the Company to purchase, acquire or sell any shares of capital stock of the Company is authorized or outstanding; (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security, preferential purchase right or other such right or to issue or distribute to any Person any shares of capital stock of the Company; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any Person relating to the acquisition, disposition or voting of the capital stock of the Company. No person or entity is entitled to any preemptive right granted by the Company with respect to any securities of the Company. The issuance and sale of the Purchased Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other person (other than the Purchasers) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Section 2.5 Subsidiaries. Set forth on Section 2.5(a) of the Disclosure Schedule is a true and complete list of (a) the name of each Subsidiary of the Company, (b) its jurisdiction of organization, (c) its form of organization, (d) the capital stock or equity interests of such Subsidiary held by the Company or a Subsidiary of the Company and (e) the percentage of direct or indirect ownership by the Company in the outstanding capital stock or equity interests of such Subsidiary. Except as set forth in Section 2.5(b) of the Disclosure Schedule, the Company, directly or indirectly, owns of record and beneficially, free and clear of all liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued is fully paid and non-assessable. Except as set forth on Schedule 2.5(c) of the Disclosure Schedule, there are no outstanding subscriptions, rights, options, warrants, preemptive rights, conversion rights, rights of first refusal, preferential purchase rights or similar rights for the purchase or acquisition from the Company or any of the Company’s Subsidiaries of any securities of any of the Company’s Subsidiaries nor are there any commitments to issue or execute any such subscriptions, rights, options, warrants, preemptive rights, conversion rights, rights of first refusal, preferential purchase rights or similar rights.

Section 2.6 Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.4 (Investment Representations), the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Neither the Company nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D of the Securities Act) in connection with the offer or sale of any of the Purchased Shares. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Purchased Shares under the Securities Act.

Section 2.7 SEC Documents; Financial Information. Since January 1, 2013, the Company has timely filed (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits and schedules thereto) and (b) all other reports and other documents (including all amendments, exhibits and schedules thereto), in each case required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates of filing or effectiveness none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP. The Company satisfies the “registrant requirements” for use of Form S-3 set forth in General Instruction I.A to Form S-3 promulgated by the SEC.

Section 2.8 Internal Control Over Financial Reporting. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 2.9 Disclosure Controls and Procedures. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(d)-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the principal executive officer and principal financial officer of the Company by others within those entities, particularly during the period in which the Company’s Form 10-K or Form 10-Q, as the case may be, is being prepared. The Company’s principal executive officer and principal financial officer have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the last day of the period covered by the Company’s most recently filed Form 10-K (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-K the conclusions of such officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. During the quarter ended December 31, 2013, there have been no significant changes in the Company’s internal control over financial reporting (as described in Item 308(c) of Regulation S-K under the Exchange Act) that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company has not identified any significant deficiency or material weakness in the Company’s internal control over financial reporting during the Company’s last fiscal year that would have or would be reasonably likely to have a Material Adverse Effect.

Section 2.10 Litigation. Section 2.10. of the Disclosure Schedule sets forth a list of all material litigation, claims or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or affecting any of the business, operations, properties or assets of the Company or any of its Subsidiaries. Such litigation, claims or proceedings pending or threatened against the Company or any of its Subsidiaries do not and would not be reasonably expected to impair in any material respect the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or any of the Related Agreements or impede the consummation of the transactions contemplated hereby or thereby. Neither the Company nor any of its Subsidiaries is in material default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority, or with respect to any ruling or decision of any arbitrator, that is expressly applicable to the Company or any of its Subsidiaries.

Section 2.11 Compliance with Laws; Permits. The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws (including laws relating to occupational health and safety, product quality and safety and employment and labor matters). The Company is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, applicable to it. The Company and its Subsidiaries possess all material permits and licenses of Governmental Authorities that are required to conduct their business as currently conducted.

Section 2.12 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries has filed all Tax Returns required to be filed within the applicable periods for such filings (with due regard to any extension). Each such Tax Return is true, correct and complete in all material respects. All Taxes owed by the Company and each of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable, or which are or have become due, have been paid;

(b) Neither the Company nor any of its Subsidiaries has received any written claim against it (or the other) for any Taxes, and no assessment, deficiency or adjustment has been asserted in writing against the Company or any such Subsidiary. None of the Tax Returns filed by the Company or any such Subsidiary has been audited and no audits or other administrative proceedings or court proceedings of which the Company or such Subsidiary has received written notice are presently pending or threatened with regard to any Taxes or Tax Returns of the Company or any such Subsidiary. No claim has been made by any Governmental Authority in a jurisdiction where the Company or any such Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be required to file Tax Returns in that jurisdiction;

(c) All Taxes which the Company or its Subsidiaries is required by law to withhold and collect have been withheld and collected, and have been paid over to the proper authorities to the extent due and payable; and

(d) The Company is not party to or bound by any tax sharing agreement with any of its Subsidiaries or Rentech Graanul, LLC, a Delaware limited liability company. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract (other than the members of any affiliated, combined, consolidated, unitary or similar group of which the Company is the common parent).

Section 2.13 Employee Matters. Except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries (a) are, with respect to each ERISA Document, in compliance with the applicable provisions of each of ERISA and the Internal Revenue Code of 1986, as amended (together with all regulations issued thereunder, the “Code”), (b) are in compliance with all Applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours (collectively, “Employment Laws”), and (c) are in compliance with the terms of the ERISA Documents. There are not any pending or, to the knowledge of the Company, threatened claims or disputes under the terms of or in connection with any ERISA Document or Employment Law that are, in each case, unresolved, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has any liability (including withdrawal liability) under any Multiemployer Plan except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the execution and delivery of this Agreement or any of the Related Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any officer, director or employee of the Company or any of its Subsidiaries; or (ii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries to any such officer, director or employee.

Section 2.14 Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Requirements of Environmental Law and Environmental Permits, except, in each case, where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 2.14 of the Disclosure Schedule, the Company and its Subsidiaries have not received any written notice from a Governmental Authority of any material violation or material alleged violation of any Requirements of Environmental Law or Environmental Permit in connection with their respective properties that is unresolved.

Section 2.15 Registration Rights. Except for the rights granted to the Purchasers pursuant to the Registration Rights Agreement or as set forth on Section 2.15 of the Disclosure Schedule, the Company has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

Section 2.16 Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 2.17 Application of Takeover Protections.

(a) There are no “business combination with interested stockholders” or similar antitakeover provisions under the Articles of Incorporation (including Article 15 of the Articles of Incorporation) or the Bylaws or the antitakeover laws and regulations of the State of Colorado that are or could become applicable to the Purchasers solely as a result of the Purchaser, the Company and its Subsidiaries fulfilling their obligations or exercising their rights under this Agreement or any of the Related Agreements, including, without limitation, the Company’s issuance of the Purchased Shares, the ownership, redemption or put of the Purchased Shares or the issuance of the Conversion Shares by the Company or the sale or transfer by the Company of the Conversion Shares. Subject to the accuracy of the representations and warranties made by the Purchasers in, and the other provisions of, the Exemption Letter, the Purchasers and their Permitted Transferees are Exempt Persons, as defined in the Tax Benefit Preservation Plan with respect to the acquisition of up to 19.9% of the outstanding Common Stock.

(b) Except for the Tax Benefit Preservation Plan, the Company has not adopted any poison pill (including any distribution under a rights agreement) or other similar antitakeover measure.

Section 2.18 Nasdaq. As of the date hereof, the Company’s Common Stock is listed on, and the Conversion Shares have been approved for listing on, the Nasdaq Stock Market, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would reasonably be expected to result in the Common Stock being delisted from the Nasdaq Stock Market.

Section 2.19 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries, other than Credit Suisse whose fee is the sole responsibility of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to the Company that:

Section 3.1 Organization and Power. Such Purchaser is a limited partnership or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited partnership or other entity power and authority to own its properties and to carry on its business as presently conducted.

Section 3.2 Authorization, Etc. Such Purchaser has all necessary limited partnership or other entity power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, carryout its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership or other entity action on the part of such Purchaser, and no further approval or authorization is required therefor on the part of such Purchaser. The authorization, execution, delivery and performance by such Purchaser of this Agreement, and the Related Agreements to which it is a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby do not and will not: (a) violate, conflict with, or result in the breach of any term, condition or provision of the certificate of limited partnership and limited partnership agreement (or similar organizational document) of such Purchaser; and (b) with such exceptions that have not had, and would not reasonably expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement and the Related Agreements to which it is a party do not and will not (whether with or without notice or lapse of time or both) (i) violate any provision of any judgment, ruling, order, writ, injunction or decree applicable to such Purchaser; or (ii) violate any provision of any state, federal or local law, rule or regulation applicable to such Purchaser. This Agreement, and the Related Agreements to which such Purchaser is a party, have been duly executed and delivered by such Purchaser. Assuming due execution and delivery thereof by the other parties hereto or thereto, this Agreement and the Related Agreements will each be a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.3 Government Approvals. No consent, approval, license or authorization of, or filing with, any Governmental Authority is required on the part of such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is a party, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report such Purchaser’s ownership of the Purchased Shares; or (c) those where the failure to obtain such consent, approval or license or make such filing would not have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

Section 3.4 Investment Representations.

(a) Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b) Such Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by Section 4(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by such Purchaser in this Agreement and the Related Agreements. Such Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c) Such Purchaser is purchasing the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.

(d) By reason of its business or financial experience, that it is capable of evaluating the merits and risks of the transactions contemplated hereunder.

(e) The Company has provided to such Purchaser all documents and information that such Purchaser has requested relating to an investment in the Company. Such Purchaser recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares. Such Purchaser has carefully considered and has, to the extent it believes such discussion necessary, discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and such Purchaser has determined that the acquisition of the Purchased Shares is a suitable investment for the Purchaser. Such Purchaser has not relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares. In evaluating the suitability of an investment in the Company, such Purchaser has not relied upon any representations or other information (other than the representations and warranties of the Company set forth in Article II or in any certificate delivered to such Purchaser at closing or in any Related Agreement).

Section 3.5 No Prior Ownership. Prior to the Closing, such Purchaser does not have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of the Company’s Common Stock.

Section 3.6 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act by such Purchaser.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.1 Board of Directors.

(a) The Purchasers collectively shall have the right to appoint up to two directors to the Board of Directors (each, a “Series E Director”) to the extent provided in the Articles of Amendment.

(b) In addition to the right described in Section 4.1(a), for so long as the Purchasers in the aggregate have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Conversion Shares that constitute at least 10% of the outstanding Common Stock of the Company, the Purchasers’ collectively shall have the right to nominate one person for election to the Board of Directors (a “Purchaser Nominee”) once every three years. For so long as the Purchasers in the aggregate have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Conversion Shares that constitute more than 18% of the outstanding Common Stock and less than 42.5% of the Series E Preferred Stock issued on the date of this Agreement, the Purchasers collectively shall be entitled to nominate a total of two Purchaser Nominees for election to the Board of Directors once every three years; provided that such nominations may not be made in the same year. If the Purchasers have the right to so nominate one or more Purchaser Nominees in a given year, the Company shall, at the annual meeting of the shareholders of the Company during such year, nominate the Purchaser Nominee(s) for election to the Board of Directors and use reasonable efforts to cause the Purchaser Nominee(s) to be elected to the Board of Directors; provided, however, that each Purchaser Nominee shall be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Directors and shall comply with the Corporate Governance Guidelines of the Company as in effect from time to time. If, following election to the Board of Directors, a Purchaser Nominee resigns, is removed, is not re-elected or is otherwise unable to serve for any reason and the Purchasers still have the right to nominate such Purchaser Nominee, then, the Purchasers collectively shall be entitled to designate a replacement Purchaser Nominee, and the Board of Directors shall, subject to the exercise of their fiduciary duties, elect such replacement Purchaser Nominee to the Board of Directors. In the event that the Purchasers in the aggregate cease to hold the minimum percentage of the outstanding Common Stock that entitles them to nominate a Purchaser Nominee as provided above, if requested by the Board of Directors, the Purchasers shall use reasonable best efforts to have such Purchaser Nominee resign as a director. As a pre-condition to the nomination of a Purchaser Nominee, such Purchaser Nominee shall execute and deliver to the Board of Directors an irrevocable letter of resignation to be deemed tendered at the time the Purchasers are required to use reasonable best efforts to have him or her so resign. For the avoidance of doubt, only Conversion Shares shall be counted towards whether the Purchasers meet such minimum percentages and, in the event that the Purchasers’ holdings of Conversion Shares drop below such a minimum percentage, they will not regain the right to nominate a Purchaser Nominee through the acquisition of other shares of Common Stock.

(c) If the Purchasers are entitled to appoint two Series E Directors, or to appoint at least one Series E Director and to nominate at least one Purchaser Nominee, in accordance with Section 4.1(a) and (b), one such Series E Director or Purchaser Nominee shall satisfy all independence and other requirements of membership on the Board of Directors imposed by the Nasdaq Stock Market Rules (other than the requirements of Rule 10A-3(b)(1)(ii) under the Exchange Act).

(d) For so long as the Purchasers have the right to appoint or nominate at least one person to the Board of Directors in accordance with this Section 4.1, the Purchasers collectively shall have the right to appoint one observer (the “Observer”) to the Board of Directors who shall be reasonably acceptable to the Company. The Observer shall be permitted to attend and observe all meetings (other than executive sessions) of the Board of Directors. The Observer shall not have the right to vote on any matter that comes before the Board of Directors. The Observer shall receive copies of all written materials distributed to the Board of Directors and shall receive notice of each meeting or action by written consent of the Board of Directors at the same time and in the same manner as notice is given to the Board of Directors. Notwithstanding the foregoing, the Company shall be entitled to withhold any information from the Observer and exclude the Observer from any meeting, or any portion thereof, (i) if the Company reasonably determines that such withholding or exclusion is necessary to preserve attorney-client privilege, to protect highly confidential competitively sensitive information or for other similar reasons, or (ii) if the Company believes in good faith that the Observer has a conflict of interest. The Observer shall execute a confidentiality agreement in form and substance reasonably acceptable to the Company and such Observer with respect to the information and discussions to which the Observer will have access.

(e) Notwithstanding the foregoing provisions of this Section 4.1, the Purchasers shall exercise any right to appoint or nominate the Purchaser Nominees and the Observer by and through the Purchasers’ Representative, and the Company shall be permitted to communicate with the Purchasers’ Representative regarding all such matters.

Section 4.2 Restrictions on Transfer.

(a) After the Closing, no Purchaser shall Transfer any of the Purchased Shares to any Person (other than pursuant to the Articles of Amendment or a Put Option Agreement) without the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that, without the prior written consent of the Company, a Purchaser may Transfer Purchased Shares to a Permitted Transferee of the Purchaser that agrees to be bound by the terms of this Article IV pursuant to a written agreement in form and substance reasonably satisfactory to the Company (and upon such Transfer the Permitted Transferee shall become a “Purchaser” for purposes of this Article IV).

(b) From and after the time that the Tax Benefit Preservation Plan (or any replacement or successor plan thereto) is no longer in effect, and so long as the Company has at least $25,000,000 of NOLs which may be carried forward for Federal income Tax purposes (as reflected in the Company’s most recent public reports filed with the SEC), without the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, no Purchaser shall knowingly (after reasonable inquiry) Transfer any Conversion Shares to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that, immediately following such Transfer, would beneficially own in the aggregate 5% or more of the outstanding Common Stock, other than (i) to a Permitted Transferee that agrees to be bound by the terms of this Article IV pursuant to a written agreement in form and substance reasonably satisfactory to the Company (and upon such Transfer the Permitted Transfer shall become a “Purchaser” for purposes of this Article IV), (ii) to an underwriter in connection with a bona fide public offering or (iii) pursuant to regular way brokerage transactions in which the purchaser is not identified.

(c) In order to provide for the orderly sale of any Common Stock by the Purchasers, the Purchasers shall not sell on any day an aggregate number of shares of Common Stock in excess of 25% of the average daily trading volume of the Common Stock for the preceding three months on the national securities exchange on which it is traded, except pursuant to an underwritten offering of the Common Stock in a registration effected by the Company pursuant to Article II of the Registration Rights Agreement.

(d) Any attempted Transfer in violation of this Section 4.2 shall be void ab initio.

(e) Notwithstanding the foregoing, the restrictions in Section 4.2(b) and (c) shall terminate and be of no further force or effect when the Purchasers, in the aggregate, cease to have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of the outstanding shares of the Company’s Common Stock (which shall be determined assuming conversion of all of the shares of Series E Preferred Stock).

Section 4.3 Restrictive Legends.

(a) Each certificate representing the Purchased Shares or, book-entry representing the Conversion Shares (unless otherwise permitted by the provisions of Section 4.3(d)) shall bear a legend in the following form (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERE TO IS IN EFFECT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b) In addition, for so long as the Purchased Shares or the Conversion Shares are subject to the restrictions set forth in Section 4.2, each certificate representing the Purchased Shares or book-entry representing Conversion Shares (as applicable) shall bear a legend in the following form:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH SUBSCRIPTION AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.”

(c) Each Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Purchased Shares or the Conversion Shares in order to implement the restrictions on transfer set forth in this Section 4.3.

(d) Prior to any proposed Transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, a Purchaser shall give written notice to the Company of such Purchaser’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied by either (i) an opinion of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) any other evidence reasonably satisfactory to counsel to the Company, whereupon such Purchaser shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by such Purchaser to the Company. Notwithstanding the foregoing, in the event a Purchaser shall give the Company a representation letter containing such representations as the Company shall reasonably request, the Company will not require such legal opinion or such other evidence (A) in a routine sales transaction in compliance with Rule 144 under the Securities Act, (B) in any transaction in which a Purchaser that is a corporation distributes Restricted Securities solely to its majority owned subsidiaries or Affiliates for no consideration, (C) in any transaction in which a Purchaser that is a partnership or limited liability company distributes Restricted Securities solely to its Affiliates (including affiliated fund partnerships), or partners or members of such Purchaser or its Affiliates for no consideration or (D) in a Transfer of Purchased Shares or Conversion Shares in compliance with Section 4.2(a) or 4.2(b). Each certificate evidencing the Restricted Securities transferred shall bear the appropriate restrictive legend set forth in Section 4.3 above, except that such certificate shall not bear the first such restrictive legend if such legend is not required in order to establish compliance with any provisions of the Securities Act. Upon the request of a Purchaser of a certificate bearing the first such restrictive legend and, if necessary, the appropriate evidence as required by clause (i) or (ii) above, the Company shall remove the first such restrictive legend from such certificate and from the certificate to be issued to the applicable transferee if such legend is not required in order to establish compliance with any provisions of the Securities Act and the Purchaser promptly Transfers the Purchased Shares or Conversion Shares. Upon the request of a Purchaser that holds a certificate bearing the second restrictive legend, the Company shall remove such restrictive legend from such certificate when the provisions of Section 4.2 are no longer applicable to the applicable Purchased Shares or Conversion Shares.

Section 4.4 Standstill.

(a) Each Purchaser agrees that until the first (1st) anniversary of the date of this Agreement (the “Restricted Period”), without the prior written consent of the Company, it will not at any time, nor will it cause or permit any of its Affiliates to, make any public proposal to acquire or acquire, directly or indirectly, by purchase or otherwise, record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of any additional shares of the Company’s Common Stock (other than Conversion Shares and any other shares directly issued by the Company); provided, however, that if, at any time, the Purchasers, in the aggregate, have record or beneficial ownership of less than 10% of the outstanding shares of the Company’s Common Stock determined on a fully diluted basis, then the Purchasers, in the aggregate, may acquire record or beneficial ownership of additional shares of the Company’s Common Stock, so long as the Purchasers, in the aggregate, do not have record or beneficial ownership of 10% or more of the outstanding shares of the Company’s Common Stock determined on a fully diluted basis. Notwithstanding the foregoing, if the Company takes any direct or indirect action that results in the number of shares of Common Stock outstanding being reduced (e.g. stock repurchases), no Purchaser shall be deemed to have breached this Section 4.4(a) as a result of such action.

(b) During the Restricted Period without the prior written consent of the Company, each Purchaser agrees not to, directly or indirectly:

(i) publicly propose to enter into, directly or indirectly, any merger, consolidation, business combination or other similar transaction involving the Company;

(ii) make, or in any way participate in, any solicitation of proxies to vote any securities of the Company under any circumstances in connection with a merger or acquisition of the Company, or deposit any securities of the Company in a voting trust or subject them to a voting agreement or other agreement of similar effect (it is understood and agreed that this clause (ii) shall not prohibit any Purchaser from voting any securities of the Company in its sole discretion);

(iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of securities of the Company, other than a group including solely the Purchasers and their Affiliates;

(iv) disclose any intention, plan or arrangement to change any of the members of the Board of Directors (other than pursuant to its rights hereunder or pursuant to the Articles of Amendment), any of the executive officers of the Company or the Articles of Incorporation or Bylaws of the Company, other than to the Company, directors of the Company or the Purchasers’ representatives and advisors (it is understood and agreed that this clause (iv) shall not prohibit any Purchaser from voting any securities of the Company in its sole discretion);

(v) call, request the calling of, or otherwise seek the calling of a special meeting of the shareholders of the Company;

(vi) publicly disclose any intention, plan or arrangement inconsistent with the foregoing, or

(vii) advise, assist or encourage any other Persons in connection with any of the foregoing;

it being understood that nothing in this Section 4.4(b) shall restrict or prohibit the Series E Directors, or any other representative of the Purchasers who is a director of the Company, from taking any action, or refraining from taking any action, which he or she determines, in his or her reasonable discretion, is necessary to fulfill his or her fiduciary duties as a member of the Board of Directors.

Section 4.5 Hedging Transactions. Each Purchaser agrees that it will not enter into any Hedging Transactions; provided, however, that (a) if the Trading Price is more than two times the Conversion Price for at least 30 consecutive Trading Days immediately prior to a Hedging Transaction, then such Purchaser may enter into such Hedging Transaction (other than any Short Sale) and (b) the restrictions in this Section 4.5 shall terminate and be of no further force or effect when the Purchasers, in the aggregate, cease to have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of the outstanding shares of the Company’s Common Stock (which shall be determined assuming conversion of all of the shares of Series E Preferred Stock).

Section 4.6 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares (together with the proceeds from the related term loan) (a) to pay off the indebtedness under and terminate the Credit Agreement, dated as of September 23, 2013, among Rentech Nitrogen Holdings, Inc., Credit Suisse AG, Cayman Islands Branch, as administrative agent, and each other lender from time to time party thereto, (b) to fund the development or acquisition by the Company of wood pellet and wood fibre projects and associated expenses of the Company’s wood fibre business, (c) to pay for the fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and the Related Agreements and (d) general corporate purposes. The Company shall not use such proceeds for any purpose that would result in the applicability of the federal margin stock rules in connection with the Purchased Shares.

Section 4.7 [Intentionally Omitted.]

Section 4.8 Blackstone.

(a) Notwithstanding anything to the contrary set forth in this Agreement, none of the terms or provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. or any of its business units other than those within its credit business segment (collectively, the “Blackstone Group”), so long as (a) no member of the Blackstone Group is acting on behalf of or in concert with any Purchaser with respect to any matter that otherwise would violate any term or provision of this Agreement, (b) no member of the Blackstone Group (other than any member of a Blackstone Group legal or compliance team) has received any Confidential Information from a Purchaser, a Series E Director or a Purchaser Nominee, and (c) the Company’s securities are included on the Blackstone Group’s restricted securities or watch securities list.

(b) The Company recognizes that the Purchasers are investment funds and managed accounts and that the Purchasers, their partners or investors and professionals affiliated with the Purchasers (such Persons, together with the operating or portfolio companies described in this sentence, are collectively referred to as the “Purchaser Group” and individually as a “Purchaser Group Member”) invest in, serve on the board of directors and other governing boards of, serve as officers of, provide services to and have minority and controlling ownership interests in existing and future operating or portfolio companies. Nothing in this Agreement or the nature of the existing or any future relationship between the Purchaser Group or any Purchaser Group Member, on the one hand, and the Company or any of its Affiliates, on the other hand, will prohibit the Purchaser Group or any Purchaser Group Member from engaging in any activity or business opportunity, including any activity or business opportunity that competes with or relates to the business conducted by the Company, that is independently developed by such Purchaser Group or Purchaser Group Member without information obtained from, or the participation of, the Company or its Subsidiaries. Nothing in this Section 4.8(b) shall limit or qualify the fiduciary duties of the Series E Directors or Purchaser Nominees to the Company or its shareholders.

Section 4.9 Director Indemnification Agreements. The Company shall (a) upon a Purchaser Nominee or Series E Director becoming a director of the Company enter into an indemnification agreement with such Purchaser Nominee or Series E Director, as the case may be, in the form entered into with the other directors of the Company (a “Director Indemnification Agreement”), and (b) cause all such Purchaser Nominees and Series E Directors to be covered by any directors and officers insurance policy maintained by the Company from time to time, at all times that a Purchaser Nominee or Series E Director serves on the Board of Directors.

Section 4.10 Financial Statements and Other Information.

(a) Subject to Section 4.10(b), so long as the Purchasers have the right to appoint a Series E Director or nominate a Purchaser Nominee to the Board of Directors in accordance with Section 4.1, the Company shall deliver to the Purchasers’ Representative (and the Purchasers’ Representative may distribute to the Purchasers):

(i) within 90 days after the end of each fiscal year of the Company, (A) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, (B) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year and (C) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year; and

(ii) within 45 days after the end of each of the first three quarters of each fiscal year of the Company, (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter.

(b) Notwithstanding the foregoing, financial statements and other reports required to be delivered pursuant to this Section 4.10 filed by the Company with the SEC and available on EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) shall be deemed to have been delivered to the Purchasers on the date on which the Company posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

(c) So long as the Purchasers have the right to appoint a Series E Director or nominate a Purchaser Nominee to the Board of Directors in accordance with Section 4.1, the Purchasers’ Representative or the employees of the Purchasers’ Representative shall have the reasonable right to consult from time to time with the officers of the Company at its principal place of business regarding operating and financial matters of the Company; provided that the exercise of such right does not materially interfere with the operations of the business of the Company.

(d) The notes to the consolidated financial statements of the Company shall indicate that Darkstone is a separate and distinct legal entity and that the assets of Darkstone are not available to the creditors of the Company.

Section 4.11 Certain New Securities.

(a) For purposes of this Section 4.11, the following terms shall have the following meanings:

(i) “Convertible Securities” means any security convertible into or exchangeable for Common Stock.

(ii) “Equity Securities” means (A) all shares of capital stock of the Company, (B) all securities convertible into or exchangeable for shares of capital stock of the Company and (C) all options, warrants or other rights to purchase or otherwise acquire from the Company shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.

(iii) “Excluded Securities” means (A) the Warrants and the Warrant Shares, (B) shares of Common Stock, Convertible Securities and Options issued to existing or former officers, directors, employees or consultants of the Company pursuant to the Stock Plans, including any shares of Common Stock issuable upon exercise of any such Option or settlement or vesting of any award issued under the Stock Plans, and (C) the Conversion Shares issuable upon the conversion of the Purchased Shares; provided that in each case of clause (A), (B) and (C) such exercise or conversion occurs in accordance with the terms thereof, at the exercise or conversion price or ratio in effect immediately prior to the date hereof, subject to the antidilution adjustment provisions thereof).

(iv) “New Securities” means all Equity Securities other than: (A) Excluded Securities; (B) shares of any class of capital stock of the Company issued on a pro rata basis to all holders of such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock; (C) shares of capital stock of the Company issued as consideration in connection with the acquisition, approved by the Board of Directors, by the Company of assets or capital stock of any Person; (D) shares of Common Stock issued pursuant to a public offering, or Convertible Securities or shares of Common Stock issuable upon exercise or conversion of Convertible Securities issued pursuant to a public offering, in each case with aggregate proceeds of at least $25,000,000, (E) shares of Common Stock, Convertible Securities and Options issued to existing or former officers, directors, employees or consultants of the Company pursuant to any equity incentive plan adopted or approved by the Board of Directors from time to time, including any shares of Common Stock issuable upon exercise of any such Option or settlement or vesting of any award issued under such plans, (F) rights issued pursuant to a shareholder rights plan, and (G) the issuance of warrants with indebtedness for purposes of yield enhancement.

(v) “Options” means any options, warrants or other rights to subscribe for or to purchase, or any options for the purchase of, any Common Stock or Convertible Securities.

(b) If, after the Closing Date, the Company intends to issue New Securities for cash to any Person, then, at least 10 Business Days prior to the issuance of the New Securities, the Company shall deliver to the Purchasers an offer (the “Offer”) to issue the New Securities to them upon the terms set forth in this Section 4.11; provided, however, that the Company shall have no obligation to make an Offer unless at such time (i) the Purchasers, in the aggregate, have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of the outstanding shares of the Company’s Common Stock (which shall be determined assuming conversion of all of the shares of Series E Preferred Stock), and (ii) the Trading Price has not exceeded the Closing Price for the thirty Trading Days ending on the last day of the month immediately preceding the month in which the contemplated closing of the issuance of New Securities occurs. Notwithstanding the foregoing, the Company in its discretion may voluntarily provide an Offer to the Purchasers even if the foregoing conditions have not been satisfied. The Offer shall state that the Company proposes to issue the New Securities and shall specify their number and terms (including purchase price). Any Offer may contemplate market flex terms for the issuance of the New Securities. The Offer shall remain open and irrevocable for a period of 10 Business Days (the “Offer Period”) from the date of its delivery.

(c) The Purchasers collectively shall have the right to purchase all but not less than all of the New Securities on the terms and conditions set forth in the Offer by delivering written notice of acceptance thereof to the Company during the Offer Period. The closing of the purchase of New Securities by the Purchasers shall be held at the principal office of the Company at 11:00 a.m. local time on the closing date set forth in the Offer or at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver the New Securities to the Purchasers against payment of the purchase price therefor by the Purchasers. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to consummate such transactions.

(d) If the Purchasers do not elect to purchase all of the New Securities pursuant to Section 4.11(c), the Company may sell the New Securities on terms and conditions that are no more favorable in the aggregate to the applicable purchaser than those set forth in the Offer. If such sale is not consummated within 120 days of the date upon which the Offer is given, then no issuance of New Securities may be made thereafter by the Company without again offering the same to the Purchasers in accordance with this Section 4.11.

(e) The rights granted in this Section 4.11 are personal to the Purchasers and their Permitted Transferees and do not constitute a right of holders of any securities of the Company, including, without limitation, the Series E Preferred Stock, as such.

Section 4.12 Confidentiality. The term of the Confidentiality Agreement, dated December 17, 2013, by and between the Company and GSO Capital Partners LP (the “Confidentiality Agreement”) provided for under Section 7 thereof is hereby extended until the end of the Restricted Period; provided, however, that (a) Section 10 of the Confidentiality Agreement shall not be extended, (b) Section 2 of the Confidentiality Agreement shall not be extended, (c) the requirement to either return or destroy confidential information pursuant to Section 3 of the Confidentiality Agreement shall not be extended, and (d) in addition to the uses of confidential information permitted under the Confidentiality Agreement, GSO Capital Partners LP shall be permitted to monitor each Purchaser’s purchase of the Series E Preferred Stock and New Securities, if any.

Section 4.13 Rentech Nitrogen Partners Distributions. For so long as the Purchasers in the aggregate have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of the outstanding shares of the Company’s Common Stock (which shall be determined assuming conversion of all of the shares of Series E Preferred Stock), the Company shall not, without the prior written consent of the Purchasers’ Representative, which shall not be unreasonably withheld, delayed or conditioned, permit Rentech Nitrogen GP to authorize Rentech Nitrogen Partners to declare or make, or agree to make, directly or indirectly, any Restricted Payment in excess of $25,000,000 from the proceeds of any incurrence of indebtedness for borrowed money.

Section 4.14 Change of Name/Status. Within ten (10) days after the date hereof the Company shall cause Darkstone to, and Darkstone shall, change Darkstone’s name to “DSHC, LLC” and in connection therewith (a) promptly execute and deliver all such further documents and take such further actions as may be reasonably necessary or as the Collateral Agent (as defined in the Pledge Agreement) may reasonably request to assure the Collateral Agent that the security interests thereunder continue to be perfected with a first priority Lien (as defined in the Pledge Agreement) and (b) provide legal opinions consistent with those provided on the date hereof as to the continued perfection and priority of the security interest created by the Pledge Agreement.

ARTICLE V

CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 5.1 Conditions of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in Article II of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be so true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Certificates. The Company shall have delivered to the Purchasers (i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 5.1(a) and (b) has been satisfied, and (ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) current versions of the Articles of Incorporation and Bylaws, (B) resolutions adopted by the Board of Directors approving this Agreement, the Related Agreements and the transactions contemplated hereby and thereby (including the due filing of the Articles of Amendment with the Secretary of State of the State of Colorado, the authorization, issuance, sale and delivery of the Purchased Shares and the reservation, issuance and delivery of the Conversion Shares) and (C) the signatures and authority of persons signing the Agreement, the Certificates and the Related Agreements on behalf of the Company.

(d) Series E Preferred Stock Certificates. The Company shall have delivered to each Purchaser the Certificates representing its Purchased Shares.

(e) Related Agreements. The Company and its applicable Subsidiaries shall have entered into the Related Agreements and the Exemption Letter.

(f) Legal Opinions. The Company shall have provided opinions addressed to the Purchasers (i) rendered by Latham & Watkins LLP in substantially the form attached hereto as Exhibit D and (ii) rendered by Holland & Hart LLP in substantially the form attached hereto as Exhibit E.

(g) Articles of Amendment. The Articles of Amendment shall have been duly filed with the Secretary of State of the State of Colorado.

(h) Nasdaq. The Conversion Shares shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

(i) Good Standing Certificates. The Company shall have delivered to the Purchasers a certificate of good standing dated as of a recent date with respect to the Company and each of its Subsidiaries that is party to a Related Agreement issued by the Colorado Secretary of State or, with respect to any such Subsidiary not incorporated or otherwise organized in the State of Colorado, the applicable Governmental Authority of the jurisdiction in which such Subsidiary is incorporated or organized.

(j) Credit Agreement. The Credit Agreement shall have been executed and delivered by Rentech Nitrogen Holdings.

Section 5.2 Conditions of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties; Performance. Each of the representations and warranties of the Purchasers contained in Article III of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality,” “material adverse effect” or similar qualifier set forth therein) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchasers’ ability to consummate the transactions under this Agreement and the Related Agreements.

(b) Covenants. The Purchasers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Certificates. The Purchasers shall have delivered to the Company a certificate, dated as of the Closing Date and executed on behalf of the Purchasers by their authorized representative, to the effect that each of the conditions set forth in Section 5.2(a) and (b) has been satisfied.

(d) Consideration for the Securities. Each Purchaser shall have paid the purchase price set forth next to the name of such Purchaser on Schedule 1.1 for the Purchased Shares by wire transfer of immediately available funds to an account designated in writing by the Company.

(e) Related Agreements. The Purchasers shall have entered into the Related Agreements to which they are a party and the Exemption Letter.

(f) Articles of Amendment. The Articles of Amendment shall have been duly filed with the Secretary of State of the State of Colorado.

(g) Nasdaq. The Conversion Shares shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

(h) Credit Agreement. The Credit Agreement shall have been executed and delivered by the administrative agent and lenders thereunder.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Survival of Representations; Indemnity.

(a) The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing of the transactions contemplated hereby. Notwithstanding the foregoing, (a) the representations and warranties contained in or made pursuant to this Agreement shall survive until twelve (12) months after the Closing Date; provided; however, that the representations and warranties contained in Section 2.1 (Organization and Power), Section 2.2 (Authorization, Etc.), Section 2.3 (Government Approvals), Section 2.4 (Authorized and Outstanding Stock), Section 2.19 (No Brokers or Finders), Section 3.1 (Organization and Power), Section 3.2 (Authorization, Etc.), Section 3.3 (Government Approvals), Section 3.4 (Investment Representations), Section 3.5 (No Prior Ownership) and Section 3.6 (No Brokers or Finders) shall survive until the expiration of the applicable statute of limitations, and (b) all covenants and agreements for which a specific termination date is specified shall terminate as of such termination date. Upon expiration of the applicable survival period, the representations and warranties contained in this Agreement shall terminate, and no claim or action with respect thereto may be brought.

(b) The Company (the “Indemnitor”) hereby agrees to indemnify and hold each Purchaser, its Affiliates and each of its and their respective directors, officers, partners, members, managers, stockholders, employees and agents (collectively, the “Indemnified Parties”) harmless from and against any and all actual, out-of-pocket liabilities, costs, expenses, liabilities, losses, damages and penalties which may be imposed on, incurred by, or asserted against such Indemnified Party, relating to or arising out of the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby (the “Indemnified Liabilities”). Each Indemnified Party shall give the Indemnitor prompt written notice of any claim asserted in writing against such Indemnified Party that would reasonably be expected to give rise to Indemnified Liabilities setting forth a description of the nature and basis of such claim of which such Indemnified Party has knowledge; provided, however that any delay or failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is materially prejudiced by such delay or failure. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided, however that the Indemnitor will not settle any such claim without (i) the appropriate Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, or (ii) obtaining an unconditional release of the appropriate Indemnified Party from all claims arising out of the claim with no admission of wrongdoing by the appropriate Indemnified Party. Notwithstanding the foregoing, the Indemnitor shall not be entitled to control the defense of any claim in the event that based upon the advice of counsel for the Indemnified Party, there are one or more material defenses available to the Indemnified Party which are not available to the Indemnitor; provided, however; that with respect to any claim as to which the Indemnified Party is controlling the defense, the Indemnitor will not be liable to any Indemnified Party for any settlement of any claim pursuant to this Section 6.1(b) that is effected without its prior written consent. In no event shall the Indemnitor be required to pay the fees and expenses for more than one counsel for all Indemnified Parties.

Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signatures pages had been delivered.

Section 6.3 Governing Law.

(a) Except to the extent the Colorado Business Corporation Act is mandatorily applicable, this Agreement and any disputes arising hereunder or controversies related hereto shall be governed by and construed in accordance with the internal laws of the State of New York that apply to contracts made and performed entirely within such state.

(b) Each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of any court of the State of New York located in New York County or the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this Agreement (each a “Proceeding”), (ii) agrees that service of any process, summons, notice or document in accordance with Section 6.6 shall be effective service of process for any Proceeding brought against such party; (iii) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement in any such court; (iv) agrees that all claims in respect of any Proceeding may be heard and determined in any such court; and (v) agrees not to commence any Proceeding other than in such court, and waive, to the fullest extent permitted by applicable law, any claim that any such Proceeding is brought in an inconvenient forum.

(c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such Person’s property, each such party hereto hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement.

(d) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 6.4 Entire Agreement; No Third Party Beneficiary. This Agreement and the Related Agreements contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 6.5 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses, except that, upon consummation of the Closing, the Company shall reimburse GSO for all reasonable and documented out-of-pocket costs and expenses, including legal fees, expenses, other professional fees and expenses, and all reasonable out-of-pocket due diligence expenses, in an aggregate amount not to exceed five hundred thousand dollars ($500,000), incurred by GSO or any of the Purchasers in connection with the transaction contemplated by this Agreement.

Section 6.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by facsimile transmission, when transmitted and receipt is confirmed; (d) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in Section 6.6(a), (b) or (c), when transmitted and receipt is confirmed; and (e) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:

Rentech, Inc.

10877 Wilshire Boulevard, Suite 600

Los Angeles, CA 90024

Fax No.: (310) 208-7165

E-mail: dcohrs@rentk.com

Attention: Dan J. Cohrs

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Fax No.: (650) 463-2600

E-mail: tony.richmond@lw.com

Attention: Anthony J. Richmond

If to a Purchaser, to:

GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Fax No.: (646) 455-4124 and (646) 455-4138

E-mail: marisa.beeney@gsocap.com and patrick.fleury@gsocap.com

Attention: Marisa Beeney and Patrick Fleury

with a copy to:

Vinson & Elkins LLP

666 Fifth Avenue

26th Floor

New York, NY 10103

Fax No.: (917) 849-5367

E-mail: mswidler@velaw.com and rseber@velaw.com

Attention: Michael J. Swidler and Robert Seber

Section 6.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned in connection with a Transfer permitted by Section 4.2(a) or Section 4.2(b)(i). No other assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto. The Purchaser’s Representative may provide any such consent on behalf of the Purchasers. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 6.8 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 6.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Company and the Purchasers’ Representative. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with; provided that the Purchasers’ Representative may execute such waivers on behalf of any Purchaser. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 6.10 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 6.11 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 6.12 Specific Performance. The parties hereto agree that irreparable damage could occur and that the a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13 Purchasers’ Representative.

(a) Each Purchaser hereby consents to (i) the appointment of GSO Capital Partners LP as the Purchasers’ Representative hereunder and as the attorney-in-fact for and on behalf of such Purchaser, and (ii) the taking by the Purchasers’ Representative of any and all actions and the making of any decisions required or permitted by, or with respect to this Agreement and the transactions contemplated hereby, including, without limitation, (A) the exercise of the power to agree to execute any consents under this Agreement and (B) to take all actions necessary in the judgment of the Purchasers’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the transactions contemplated hereby.

(b) Each Purchaser shall be bound by the actions taken by the Purchasers’ Representative exercising the rights granted to it by this Agreement, and the Company shall be entitled to rely on any such action or decision of the Purchasers’ Representative.

(c) If the Purchasers’ Representative shall resign or otherwise be unable to fulfill its responsibilities hereunder, the Purchasers shall appoint a new Purchasers’ Representative as soon as reasonably practicable by written consent of holders of a majority of the then outstanding Conversion Shares (which shall be determined assuming conversion of all Purchased Shares) by sending notice and a copy of the duly executed written consent appointing such new Purchasers’ Representative to the Company.

(Signature pages follow)

The parties have caused this Subscription Agreement to be executed as of the date first written above.

COMPANY

RENTECH, INC.

By:	/s/ Dan J. Cohrs
Name: Dan J. Cohrs
Title: Chief Financial Officer and Executive Vice President

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASERS’ REPRESENTATIVE:

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

PURCHASERS:

GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD.		STEAMBOAT CREDIT OPPORTUNITIES MASTER FUND LP

By:	GSO Capital Partners LP, its investment advisor	By:	GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa J. Beeney	By:	/s/ Marisa J. Beeney
	Name: Marisa J. Beeney		Name: Marisa J. Beeney
	Title: Authorized Signatory		Title: Authorized Signatory

GSO SPECIAL SITUATIONS FUND LP		GSO COASTLINE CREDIT PARTNERS LP

By:	GSO Capital Partners LP, its investment advisor	By:	GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa J. Beeney	By:	/s/ Marisa J. Beeney
	Name: Marisa J. Beeney		Name: Marisa J. Beeney
	Title: Authorized Signatory		Title: Authorized Signatory

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP		GSO CACTUS CREDIT OPPORTUNITIES FUND LP

By:	GSO Capital Partners LP, as Investment Manager	By:	GSO Cactus Credit Opportunities Associates LLC, its general partner

By:	/s/ Marisa J. Beeney	By:	/s/ Marisa J. Beeney
	Name: Marisa J. Beeney		Name: Marisa J. Beeney
	Title: Authorized Signatory		Title: Authorized Signatory

GSO CREDIT-A PARTNERS LP		GSO AIGUILLE DES GRANDS MONTETS FUND II LP

By:	GSO Capital Partners LP, its Investment Manager	By:	GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Marisa J. Beeney	By:	/s/ Marisa J. Beeney
	Name: Marisa J. Beeney		Name: Marisa J. Beeney
	Title: Authorized Signatory		Title: Authorized Signatory

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

EXHIBIT A

DEFINED TERMS

1. The following capitalized terms have the meanings indicated:

“Affiliate” of any Person means any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Applicable Law” means laws, orders of a court of competent jurisdiction or other similar requirement of any Governmental Authority.

“Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation as amended, modified or supplemented from time to time.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City, New York.

“Bylaws” means that Company’s bylaws, as amended, modified or supplemented from time to time.

“Confidential Information” means information regarding the Company or its Subsidiaries that is non-public, confidential or proprietary in nature, together with all analyses, compilations, forecasts, studies or other documents prepared by the Purchasers or their Representatives which contain or otherwise reflect such information. “Confidential Information” shall not include such portions of the Confidential Information which (a) are or become generally available to the public other than as a result of the Purchasers’ or their Affiliates’ disclosure in violation of this Agreement, (b) become available to the Purchasers or their Affiliates on a non-confidential basis from a source other than the Company or its Subsidiaries, (c) was already in the Purchasers’ or their Affiliates’ possession prior to the date of this Agreement and which was not obtained from the Company or its Subsidiaries or (d) are independently developed by the Purchasers or their Affiliates without reference to the Confidential Information.

“Closing Price” means $1.85 per share of Common Stock.

“Conversion Price” is defined in the Articles of Amendment.

“Credit Agreement” means the Term Loan Credit Agreement dated as of the date hereof among Rentech Nitrogen Holdings, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

“Darkstone” means Darkstone, LLC, a Delaware limited liability company.

“Darkstone LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Darkstone, dated as of the date hereof, as such agreement may be amended, restated or supplemented or otherwise modified from time to time.

“Environmental Permit” means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with either the Company or a Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“ERISA Documents” means the following, whether written or oral: (i) all employment, consulting, severance, deferred compensation, bonus, incentive, profit sharing, or indemnification agreements, arrangements, plans or programs, (ii) all pension or retirement agreements or arrangements, including all “employee pension benefit plans” as defined in Section 3(2) of ERISA, “employee welfare benefit plans” as defined in Section 3(1) of ERISA, and fringe benefit plans or programs, (iii) any equity or equity-based, phantom stock, stock appreciation right, stock option, or stock purchase plan, grant agreement or arrangement, and (iv) all labor or collective bargaining agreements, in each case that the Company, its Subsidiaries, or an ERISA Affiliate maintains.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exemption Letter” means the letter agreement among the Company and each of the Purchasers in the form attached to the Agreement as Exhibit G.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government (or agency or political subdivision thereof), (b) governmental, quasi-governmental or regulatory authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power any nature.

“GSO” means GSO Capital Partners LP and any of its Affiliates that operate under the credit business segment of The Blackstone Group L.P.

“Hazardous Substance” means any hazardous or toxic waste, substance or product or material defined or regulated by any applicable law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including solid waste (as defined under the Resource Conservation and Recovery Act of 1976 or its regulations, as amended), petroleum and any fraction thereof, and any radioactive materials and waste.

“Hedging Transactions” means the entering (a) into a Short Sale, (b) into or establishment of any agreement constituting a “put equivalent position,” as defined by Rule 16a-1(h) of the Exchange Act, or (d) otherwise entering into a hedging transaction the primary purpose of which is to offset the loss which results from a decline in the market price of the Common Stock.

“Investment Company Act” mean the Investment Company Act of 1940, as amended.

“Material Adverse Effect” means a material adverse effect upon the condition (financial or otherwise), assets, liabilities, stockholder’s equity or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change, development, occurrence or event affecting the industry in which the Company and its Subsidiaries operate; (b) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world; (c) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (d) any conditions resulting from natural disasters; (e) changes in any law, rule, regulation or GAAP; (f) any action taken or omitted to be taken by or at the written request or with the written consent of a Purchaser; (g) any announcement of this Agreement or the transactions contemplated hereby; (h) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (i) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (j) any effect arising out of or resulting from any claims or proceedings made by any of the Company’s shareholders arising out of or related to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“NOLs” means net operating losses for federal income Tax purposes.

“Permitted Transferee” means a controlled, managed or subadvised investment fund or account of GSO.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a Governmental Authority or political subdivision thereof.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, among Darkstone, the Purchasers, and Credit Suisse AG, Cayman Islands Branch, as collateral agent, as such agreement may be amended, restated or supplemented or otherwise modified from time to time.

“Put Option Agreements” means those certain Put Option Agreements, dated as of the date hereof, among the Company and the Purchasers, as such agreements may be amended, restated or supplemented or otherwise modified from time to time.

“Registration Rights Agreement” means the Registration Rights Agreement among the Company and each of the Purchasers in the form attached to the Agreement as Exhibit C.

“Rentech Nitrogen GP” means Rentech Nitrogen GP, LLC, a Delaware limited liability company.

“Rentech Nitrogen Holdings” means Rentech Nitrogen Holdings, Inc., a Delaware corporation.

“Rentech Nitrogen Partners” means Rentech Nitrogen Partners, L.P., a Delaware limited partnership.

“Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors.

“Requirements of Environmental Law” means all requirements imposed by any law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority which relate to (a) noise; (b) pollution, protection or clean-up of the air, surface water, ground water or land; (c) solid, gaseous or liquid waste or Hazard Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (d) exposure of Persons or property to Hazardous Substances; (e) the safety or health of employees or other Persons or (f) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment.

“Restricted Payment” is defined in the Credit Agreement.

“Restricted Securities” means Purchased Shares or Conversion Shares required to bear the legend set forth in Section 4.3(a).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by the Company with the SEC on or after January 1, 2013.

“Securities Act” means the Securities Act of 1933, as amended.

“Short Sale” means a sale of Common Stock that is marked as a short sale.

“Stock Plans” means the Rentech, Inc. 2005 Stock Option Plan, the Amended and Restated Rentech, Inc. 2006 Incentive Award Plan, as amended, and the Second Amended and Restated Rentech, Inc. 2009 Incentive Award Plan.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means any taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property personal property, value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge in the nature of a tax.

“Tax Benefit Preservation Plan” means the Tax Benefit Preservation Plan, dated as of August 5, 2011, between the Company and Computershare Trust Company, N.A. (including the exhibits thereto), as may be amended or replaced from time to time.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information returns, or other filing relating to Taxes (including any schedules or attachments thereto and any amendment thereof) required to be filed with any Governmental Authority with respect to any Tax.

“Trading Day” is defined in the Articles of Amendment.

“Transfer” means a sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings). The term “Transferred” shall have a correlative meaning.

2. The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section

Agreement	Preamble
Articles of Amendment	1.1
Blackstone Group	4.8
Certificates	1.2
Closing	1.2
Closing Date	1.2
Code	2.13
Common Stock	2.4(a)
Company	Preamble
Confidentiality Agreement	4.13
Conversion Shares	2.5(c)
Convertible Securities	4.11(a)(i)
Director Indemnification Agreement	4.9
Disclosure Schedule	2.0
Employment Laws	2.13
Equity Securities	4.11(a)(ii)
Evaluation Date	2.9
Excluded Securities	4.11(a)(iii)
Financial Statements	2.7
Indemnified Liabilities	6.1(c)
Indemnified Parties	6.1(b)
Indemnitor	6.1(b)
New Securities	4.11(a)(v)
Observer	4.1(c)
Offer	4.11(b)
Offer Period	4.11(b)
Options	4.11(a)(vii)
Preferred Stock	2.4(a)
Proceeding	6.3(b)
Purchase Group	4.13
Purchase Group Member	4.13
Purchased Shares	Preamble
Purchaser Nominee	4.1(b)
Purchasers	Preamble
Purchasers’ Representative	Preamble
Related Agreements	2.2(a)
Restricted Period	4.4(a)
Series E Director	4.1(a)
Series E Preferred Stock	Preamble
Warrant Shares	2.4(b)
Warrants	2.4(b)

SCHEDULE 1.1

PURCHASED SHARES

Purchaser	Number of Purchased Shares	Purchase Price
GSO Special Situations Overseas Master Fund Ltd	17,900.0000	$17,542,000.0000
GSO Special Situations Fund LP	28,751.3742	$28,176,346.7160
GSO Palmetto Opportunistic Investment Partners LP	6,666.6667	$6,533,333.3660
GSO Credit-A Partners LP	16,121.7415	$15,799,306.6700
Steamboat Credit Opportunities Master Fund LP	3,840.2958	$3,763,489.8840
GSO Coastline Credit Partners LP	3,843.1304	$3,766,267.7920
GSO Cactus Credit Opportunities Fund LP	9,885.3043	$9,687,598.2140
GSO Aiguille des Grands Montets Fund II LP	12,991.4871	$12,731,657.3580

Total	100,000.0000	$98,000,000.0000

1.1-1